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                                                                 EXHIBIT (a)(16)


INTEL CORPORATION
2200 Mission College Blvd.
P.O. Box 58119
Santa Clara, CA 95052-8119


INTEL(R)

                                                                   NEWS RELEASE
                                                                   ------------

CONTACT: Chuck Mulloy
         (408) 765-3484
         chuck_mulloy@ccm.sc.com

INTEL SUCCESSFULLY COMPLETES OFFER FOR
CHIPS AND TECHNOLOGIES, INC.

     SANTA CLARA, Calif., Jan. 21, 1998 - Intel Corporation today announced the successful completion of the tender offer by its subsidiary, Intel Enterprise Corporation, for all outstanding shares of common stock of Chips and Technologies, Inc. Approximately 23,162,979 shares of Chips and Technologies common stock were tendered, and accepted representing approximately 97.6 percent of such shares outstanding (includes shares tendered by guaranteed delivery).

     Intel also announced that it intends to complete its acquisition of Chips and Technologies remaining shares of common stock prior to January 31, 1998, by merging Intel Enterprise Corporation into Chips and Technologies.

     Intel, the world's largest chip maker, is also a leading manufacturer of personal computer, networking, and communications products. Additional information is available at www.intel.com pressroom.